Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2022 RESULTS

Net Income of $0.38 Per Diluted Share

Normalized FFO of $0.29 Per Diluted Share

Raised 2022 Full-Year Normalized FFO Guidance Range to $1.18 to $1.20 Per Diluted Share

Executed 78,000 SF of New Office Leases at Harbor Point and Town Center

Retail Occupancy Reached an All-Time High of 98%

Rental Rates on New Apartment Leases Increased Nearly 9%

VIRGINIA BEACH, VA, November 8, 2022 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2022 and provided an update on current events.

Third Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $33.9 million, or $0.38 per diluted share, compared to $4.9 million, or $0.06 per diluted share, for the three months ended September 30, 2021.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.7 million, or $0.26 per diluted share, compared to $21.9 million, or $0.27 per diluted share, for the three months ended September 30, 2021. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $25.8 million, or $0.29 per diluted share, compared to $21.6 million, or $0.26 per diluted share, for the three months ended September 30, 2021.

•Raised 2022 full-year Normalized FFO guidance to $1.18 to $1.20 per diluted share from the Company's previous guidance range of $1.16 to $1.20 per diluted share. This represents a 11% increase over 2021 results.

•Portfolio wide occupancy exceeded 97% for the third consecutive quarter. Retail occupancy reached an all-time high of 98%.

•Executed a new 60,000 square foot lease with Franklin Templeton at Wills Wharf, bringing the building to 91% leased.

•Executed a new 18,000 square foot office lease with Old Dominion University at the Town Center of Virginia Beach for ODU’s Institute of Data Science and Coastal Virginia Center for Cyber Innovation.

•Subsequent to the end of the third quarter, executed a new 46,000 square foot lease with Morgan Stanley at Thames Street Wharf that expands the tenant’s space to over 240,000 square feet and extends their lease term to 2035.

•Same Store net operating income ("NOI") increased 3.0% on a GAAP basis and 2.7% on a cash basis compared to the quarter ended September 30, 2021.
◦Commercial same store NOI increased 2.0% on a GAAP basis and 1.4% on a cash basis.

◦Multifamily same store NOI increased 6.5% on a GAAP and 7.0% on a cash basis.

•Positive GAAP releasing spreads during the third quarter of 10.7% for retail lease renewals and 3.3% for office lease renewals.

•Multifamily lease rates increased 7.6% during the third quarter of 2022. Rental rates on new lease trade outs increased 8.8% and rental rates on lease renewals increased 6.3%.

•Amended and restated the existing $355 million unsecured credit facility, increased the borrowing capacity of the Company’s unsecured credit facility to $550 million, with an option to expand to $1.0 billion, and extended to the terms of the revolving line of credit and term loan components to 2027 and 2028, respectively.

•Closed on the $150 million sale of The Residences at Annapolis Junction at a 4.15% cap rate.

“After raising our guidance for a 3rd consecutive quarter, our new mid-point of $1.19 per share represents an 11% increase over full year 2021 earnings, which is complemented by the 18% increase in the dividend this year,” said Louis Haddad, President & CEO. “This is wholly consistent with the data included in our initial guidance presentation from earlier this year, where we projected that NOI would, over the next few years, increase by 45% over 2021 levels as our development projects stabilize. With two multifamily development deliveries this year, a large mixed-use development enter service next year, and the 2024 deliveries of the T. Rowe Price global headquarters and 300 more luxury apartment units, we are right on track with that forecast.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the third quarter increased to $33.9 million compared to $4.9 million for the third quarter of 2021. The period-over-period change was primarily due to gains recognized on dispositions, increased property operating income due to acquisitions, developments, and improved same-store performance, increased general contracting gross profit, and changes in the fair value of interest rate derivatives. The increase was partially offset by an increase in interest expense, an increase in loss on extinguishment of debt, and a decrease in unrealized credit loss release.

FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $22.7 million compared to $21.9 million for the third quarter of 2021. Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $25.8 million compared to $21.6 million for the third quarter of 2021. The period-over-period changes in FFO and Normalized FFO were due to higher property operating income resulting primarily from leasing activity and property acquisitions and an increase in general contracting gross profit. These increases were partially offset by an increase in interest expense.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily stabilized operating property portfolios were 96.8%, 98.0% and 96.4% occupied, respectively.

Total construction contract backlog was $525.9 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2022, the Company had $1.0 billion of total debt outstanding, including $36.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments. Approximately 47% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2022. The Company’s debt was 100% fixed or hedged as of September 30, 2022 after considering interest rate caps with strike prices at or below 300 basis points.

Outlook

The Company raised its 2022 full-year Normalized FFO guidance range to $1.18 to $1.20 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2022 earnings guidance during today's webcast and conference call.

Full-year 2022 Guidance [1][2]	Expected Ranges
Total NOI	$145.2M	$146.0M
Construction Segment Gross Profit	$7.8M	$8.4M
G&A Expenses	$16.0M	$16.5M
Interest Income	$14.6M	$15.0M
Interest Expense[3]	$35.4M	$36.1M
Normalized FFO per diluted share	$1.18	$1.20

[1] Includes the following assumptions:
•Anticipated sale of Interlock in 2023
•Acquisition of a $26.5 million grocery anchored retail asset
•New $125 million unsecured term loan projected to close late November 2022
•Interest expense based on Forward Yield Curve, which forecasts rates ending the year at 4.4%
[2] Ranges exclude certain items per Company's Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[3] Includes interest expense on finance leases

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 8, 2022 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 844-826-3035 (domestic) or 412-317-5195 (international). A replay of the conference call will be available through Thursday, December 8, 2022 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 10171505.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,797,547	$1,658,609
Held for development	6,294	6,294
Construction in progress	92,357	72,535
	1,896,198	1,737,438
Accumulated depreciation	(316,189)	(285,814)
Net real estate investments	1,580,009	1,451,624
Real estate investments held for sale	—	80,751
Cash and cash equivalents	54,700	35,247
Restricted cash	4,865	5,196
Accounts receivable, net	35,400	29,576
Notes receivable, net	141,816	126,429
Construction receivables, including retentions, net	47,865	17,865
Construction contract costs and estimated earnings in excess of billings	232	243
Equity method investments	64,470	12,685
Operating lease right-of-use assets	23,416	23,493
Finance lease right-of-use assets	46,155	46,989
Acquired lease intangible assets	103,297	62,038
Other assets	85,346	45,927
Total Assets	$2,187,571	$1,938,063
LIABILITIES AND EQUITY
Indebtedness, net	$1,041,576	$917,556
Liabilities related to assets held for sale	—	41,364
Accounts payable and accrued liabilities	24,301	29,589
Construction payables, including retentions	63,376	31,166
Billings in excess of construction contract costs and estimated earnings	15,736	4,881
Operating lease liabilities	31,708	31,648
Finance lease liabilities	46,409	46,160
Other liabilities	53,551	55,876
Total Liabilities	1,276,657	1,158,240
Total Equity	910,914	779,823
Total Liabilities and Equity	$2,187,571	$1,938,063

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)
Revenues
Rental revenues	$53,743	$49,560	$163,602	$142,679
General contracting and real estate services revenues	69,024	17,502	138,947	71,473
Total revenues	122,767	67,062	302,549	214,152
Expenses
Rental expenses	12,747	12,717	38,101	34,841
Real estate taxes	5,454	5,543	16,695	16,314
General contracting and real estate services expenses	66,252	15,944	133,491	68,350
Depreciation and amortization	17,527	16,886	54,865	52,237
Amortization of right-of-use assets - finance leases	278	278	833	745
General and administrative expenses	3,854	3,449	12,179	10,957
Acquisition, development and other pursuit costs	—	8	37	111
Impairment charges	—	—	333	3,122
Total expenses	106,112	54,825	256,534	186,677
Gain (loss) on real estate dispositions, net	33,931	(113)	53,424	3,604
Operating income	50,586	12,124	99,439	31,079
Interest income	3,490	3,766	10,410	14,628
Interest expense	(10,345)	(8,827)	(28,747)	(25,220)
Loss on extinguishment of debt	(2,123)	(120)	(2,899)	(120)
Change in fair value of derivatives and other	782	131	7,512	838
Unrealized credit loss release (provision)	42	617	(858)	284
Other income (expense), net	118	15	415	201
Income before taxes	42,550	7,706	85,272	21,690
Income tax (provision) benefit	(181)	42	140	522
Net income	42,369	7,748	85,412	22,212
Net income attributable to noncontrolling interests in investment entities	(5,583)	—	(5,811)	—
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net income attributable to common stockholders and OP Unitholders	$33,899	$4,861	$70,940	$13,551

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$33,899	$4,861	$70,940	$13,551
Depreciation and amortization (1)	17,290	16,886	54,084	52,237
Loss (gain) on operating real estate dispositions, net (2)	(28,502)	113	(47,995)	(3,351)
Impairment of real estate assets	—	—	201	3,039
FFO attributable to common stockholders and OP Unitholders	$22,687	$21,860	$77,230	$65,476
Acquisition, development and other pursuit costs	—	8	37	111
Impairment of intangible assets and liabilities	—	—	132	83
Loss on extinguishment of debt	2,123	120	2,899	120
Unrealized credit loss provision (release)	(42)	(617)	858	(284)
Amortization of right-of-use assets - finance leases	278	278	833	745
Change in fair value of derivatives not designated as cash flow hedges and other	(782)	(131)	(7,512)	(838)
Amortization of interest rate cap premiums on designated cash flow hedges	1,525	59	2,048	176
Normalized FFO available to common stockholders and OP Unitholders	$25,789	$21,577	$76,525	$65,589
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.38	$0.06	$0.80	$0.17
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.26	$0.27	$0.88	$0.81
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.29	$0.26	$0.87	$0.81
Weighted average common shares and units - diluted	88,341	81,936	88,143	81,164
________________________________________

(1) The adjustment for depreciation and amortization for the three and nine months ended September 30, 2022 excludes $0.2 million and $0.8 million, respectively, of depreciation attributable to our joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2022 excludes $5.4 million of the gain on The Residence at Annapolis Junction that was allocated to our joint venture partner. Additionally, the adjustment for gain on operating real estate dispositions for the nine months ended September 30, 2021 excludes the gain on sale of easement rights on a non-operating parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Office Same Store(1)
Same Store NOI, Cash Basis	$6,177	$6,357	$19,340	$19,201
GAAP Adjustments (2)	178	70	302	714
Same Store NOI	6,355	6,427	19,642	19,915
Non-Same Store NOI (3)	5,402	550	15,173	1,869
Segment NOI	11,757	6,977	34,815	21,784

Retail Same Store (4)
Same Store NOI, Cash Basis	13,813	13,360	39,539	36,817
GAAP Adjustments (2)	844	816	1,283	1,588
Same Store NOI	14,657	14,176	40,822	38,405
Non-Same Store NOI (3)	940	677	6,406	3,851
Segment NOI	15,597	14,853	47,228	42,256

Multifamily Same Store (5)
Same Store NOI, Cash Basis	6,492	6,065	19,638	17,528
GAAP Adjustments (2)	214	232	639	597
Same Store NOI	6,706	6,297	20,277	18,125
Non-Same Store NOI (3)	1,482	3,173	6,486	9,359
Segment NOI	8,188	9,470	26,763	27,484

Total Property NOI	35,542	31,300	108,806	91,524

General contracting & real estate services gross profit	2,772	1,558	5,456	3,123
Depreciation and amortization	(17,527)	(16,886)	(54,865)	(52,237)
Amortization of right-of-use assets - finance leases	(278)	(278)	(833)	(745)
General and administrative expenses	(3,854)	(3,449)	(12,179)	(10,957)
Acquisition, development and other pursuit costs	—	(8)	(37)	(111)
Impairment charges	—	—	(333)	(3,122)
Gain (loss) on real estate dispositions, net	33,931	(113)	53,424	3,604
Interest income	3,490	3,766	10,410	14,628
Interest expense	(10,345)	(8,827)	(28,747)	(25,220)
Loss on extinguishment of debt	(2,123)	(120)	(2,899)	(120)
Change in fair value of derivatives and other	782	131	7,512	838
Unrealized credit loss release (provision)	42	617	(858)	284
Other income (expense), net	118	15	415	201
Income tax (provision) benefit	(181)	42	140	522
Net income	42,369	7,748	85,412	22,212

Net income attributable to noncontrolling interests in investment entities	(5,583)	—	(5,811)	—
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net income attributable to AHH and OP unitholders	$33,899	$4,861	$70,940	$13,551
________________________________________

(1) Office same-store portfolio excludes Constellation Office and Wills Wharf.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Delray Beach Plaza, Greenbrier Square, Overlook Village, and Premier Retail.
(5) Multifamily same-store portfolio excludes Gainesville Apartments, 1305 Dock Street.

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248